April 2009

Pricing Sheet dated April 29, 2009 relating to Preliminary Terms No. 85 dated April 22, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Buffered PLUS Based on the Value of the Russell 2000® Index due June 4, 2010
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – APRIL 29, 2009
Issuer:	Morgan Stanley
Maturity date:	June 4, 2010
Underlying index:	Russell 2000® Index
Aggregate principal amount:	$2,635,000
Payment at maturity:
• If the final index value is greater than the initial index value:
$10 + the leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
• If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 15%:
$10
• If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 15%:
($10 x the index performance factor) + $1.50
This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.50 per Buffered PLUS.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	200%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	491.47, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	June 1, 2010, subject to adjustment for certain market disruption events
Buffer amount:	15%
Minimum payment at maturity:	$1.50 per Buffered PLUS (15% of the stated principal amount)
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$11.70 per Buffered PLUS (117% of the stated principal amount)
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS
Pricing date:	April 29, 2009
Original issue date:	May 6, 2009 (5 business days after the pricing date)
CUSIP:	617483326
ISIN:	US6174833268
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$10	$0.175	$9.825
Total	$2,635,000	$46,112.50	$2,588,887.50
(1)   For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley. The Buffered PLUS are not sponsored, endorsed, sold or promoted by Frank Russell Company, and Frank Russell Company makes no representation regarding the advisability of investing in the Buffered PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 85 dated April 22, 2009
Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008

THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BUFFERED PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.